Exhibit 99.1

                                      NEWS RELEASE

Contact:	Mickey Foster Vice President Corporate and Investor Relations (732) 933-5140

FOR IMMEDIATE RELEASE

MILLENNIUM CHEMICALS RESCHEDULES DATE FOR FOURTH QUARTER AND
YEAR-END 2002 EARNINGS RESULTS AND OUTLOOK AND
INTERNET WEBCAST/TELECONFERENCE TO JANUARY 30, 2002

Red Bank, New Jersey, January 27, 2003 -- Millennium Chemicals (NYSE-MCH) had previously scheduled its announcement of its fourth quarter and full year 2002 operating results and outlook for today, January 27, 2003. Millennium now expects to reschedule its press release and conference call to Thursday, January 30, 2003, coinciding with the announcement date set for Lyondell Chemical Company, our partner in Equistar Chemicals, LP. This postponement is not being made in contemplation of any proposed transaction. The following is the proposed schedule for the press release and conference call:

Earnings Release:           January 30, 2003 before the NYSE opens By PrimeZone Media Network distribution and
                            Millennium's website at: http://www.millenniumchem.com, click on Investor Relations

Teleconference:             January 30, 2003 - 1:00 p.m. EST

Dial in Number:             973-582-2741
                            Please call 5-10 minutes before the scheduled start of the teleconference

Speakers:                   Bill Landuyt, Chairman and CEO
                            Jack Lushefski, Sr. Vice President and Chief Financial Officer
                            Mickey Foster, Vice President, Corporate and Investor Relations

Webcast:                    You can conveniently view the slide presentation and listen to remarks live by accessing our website http://www.millenniumchem and click on Investor Relations

Replay:                     973-241-3090, ID# 3683721 available through February 6, 2003

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals is:

  The second-largest producer of TiO2 in the world and a leading producer of titanium tetrachloride and other products,including zirconia, cadmium/selenium pigments and silica gel;
  The second-largest producer of acetic acid and vinyl acetate monomer in North America;
  A leading producer of fragrance chemicals; and,
  Through its partnership interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene and third-largest producer of polyethylene in North America, and a leading producer of ethylene oxide and its derivatives and high value-added specialty polymers.

The aforementioned statements relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic conditions, production capacity, competitive products and prices and other risks and uncertainties detailed in the company’s Securities and Exchange Commission filings. In addition, the information presented here is intended to be accurate as of this date. Forward-looking information is intended to reflect the opinions as of this date; and, such information will not necessarily be updated by the Company.